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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 30, 2003
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                        WARWICK VALLEY TELEPHONE COMPANY
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               (Exact Name of Registrant as Specified in Charter)

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

     NEW YORK                       0-11174              14-1160510
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(State or Other Jurisdiction      (Commission           (IRS Employer
     of Incorporation)            File Number)        Identification No.)
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
    47 MAIN STREET, WARWICK, NEW YORK                           10990
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(Address of principal executive offices)                      (Zip Code)
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Registrant's telephone number, including area code     (845) 986-8080
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          (Former name or former address, if changed since last report)

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ITEM 5.  OTHER EVENTS

The following was mailed to shareholders today along with a dividend payment for the second quarter of 2003.

                                                                   June 27, 2003
Dear Fellow Shareowner:

Your Company's objective during the first quarter was to continue successful expansion of its Video Service and to maintain customer satisfaction with the suite of products being offered. Our Video business continues to grow according to plan and DSL (high speed internet) growth during the quarter remained very strong. In addition, growth of the Video business is expected to be enhanced as a result of the launch of bundled services during the later part of the second quarter.

As you are aware, the telecom industry, including such historically stable companies such as Bell South and SBC, has been and continues to be under tremendous pressure. Access line growth is shrinking and profit margins have undergone increased pressure from competitive forces. While WVT has experienced access line losses, though not on the scale of the large regional companies, our strong customer focus enables us to maintain a loyal customer base.

For the three months ended March 31, 2003, WVT reported earnings per share of $1.10 versus $.99 a year ago. Revenues during that quarter were $7.1 million versus $6.6 million in the year ago period. Our successful entrance into Video Services is tracking favorably with the business plan. This new product has also directly affected first quarter DSL growth with $100k in incremental revenue. As compared to the prior year, DSL subscribers increased 60%. Our overall DSL penetration places WVT as one of the most successful DSL providers in the country.

We continue to be expense disciplined in areas that are under our direct control and focused on building value. Capital expenditures have been reduced approximately 30% for 2003. Controllable operating expenses are up 12% as compared to last year primarily due to our entry into Video services. Uncontrollable expenses such as insurance, health care and legal expenses are up 16% primarily due to significant increases in pension and postretirement costs. The impact of a shareholder lawsuit and the resulting proxy fight was also significant both in terms of cost and management time. Insurance, legal, medical, pension and postretirement cost increases were largely responsible for the overall increase in operation expenses.

During the first quarter, WVT concluded a significant loan commitment with CoBank, ACB and obtained an $18,475k unsecured term credit facility at favorable interest rates. This commitment should allow the Company to retire existing high cost debt, achieve interest expense savings and have at its disposal funds necessary to finance capital expenditures.

The above hard work has benefited our shareowners. The second quarter dividend was increased by 2 cents to 50 cents per share or $2.00 on an annualized basis. Of course the dividend increase was made easier by the continued success of the Orange-Poughkeepsie Limited Partnership. Partnership income increased 36% over the first quarter of last year, although it remained at roughly the same level as during the fourth quarter of 2002. While cash distributions from the Partnership are used in the operations of the company, thus keeping borrowing and interest levels down, a significant share of this income is returned to shareowners in the form of dividends.

Throughout the remainder of this year, we will continue to focus on positioning our core business for success as well as on building value for the Company over the long-term through aggressive pursuit of new opportunities.


                                                Sincerely,


                                                M. Lynn Pike
                                                President

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Certain statements contained in this letter constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others the following: general economic and business conditions, both nationally and in the geographic regions in which the Company operates; industry capacity; demographic changes; existing governmental regulations and changes in or the failure to comply with, governmental regulations; legislative proposals relating to the businesses in which the Company operates; competition; or the loss of any significant ability to attract and retain qualified personnel. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WARWICK VALLEY TELEPHONE COMPANY

Dated:June 30, 2003                     By: /s/ M. Lynn Pike
                                            ----------------------------
                                        Name:  M. Lynn Pike
                                        Title: President